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                  OPINION OF GRAYROBINSON, P.A., AS TO MATERIAL
                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


                                                                     EXHIBIT 8.1


                                December 8, 2004



Tech Data Corporation
5350 Tech Data Drive
Clearwater, Florida 38760

Ladies and Gentlemen:

         You have requested our opinion regarding the material United States federal income tax consequences of the offer by Tech Data Corporation (the "Company") to issue and exchange up to $290,000,000 principal amount of its new 2.0% convertible subordinated debentures due 2021 for its outstanding 2.0% convertible subordinated debentures due 2021 (the "Exchange Offer").

         In formulating our opinion, we examined such documents as we deemed appropriate, including the Company's Prospectus, Subject to Completion dated December 7, 2004, in respect to its 2.0% convertible subordinated debentures due 2021 and the Registration Statement on Form S-4, initially filed by the Company with the Securities and Exchange Commission on November 16, 2004, in respect of its 2.0% convertible subordinated debentures due 2021 (the "Registration Statement"). In addition, we have obtained such additional information and evaluations as we deemed relevant and necessary through consultation with various officers and representatives of the Company and financial advisors to the Company. Any capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

         Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Exchange Offer set forth in the Registration Statement and (2) the consummation of the Exchange Offer in the manner contemplated by, and in accordance with the terms set forth in, the Registration Statement.

         Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we hereby confirm that the discussions in the Registration Statement under the heading "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" (the "Tax Section"), insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitutes our opinion as to the material U.S. federal income tax considerations for holders of the Company's outstanding 2.0% convertible subordinated debentures due 2021 who are referred to under the Tax Section and who participate in the Exchange Offer.

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GRAYROBINSON
  PROFESSIONAL ASSOCIATION

Tech Data Corporation
December 8, 2004
Page 2

         Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and judicial decisions now in effect, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Exchange Offer, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm therein.

                                                 Very truly yours,



                                                 /s/GrayRobinson, P.A.